Exhibit 99.1

WorldHeart Announces Levacor VAD Implant at Massachusetts General Hospital

Salt Lake City, UT – August 16, 2010: World Heart Corporation (WorldHeart; NASDAQ: WHRT), a developer of mechanical circulatory systems, announced today that the Massachusetts  General Hospital (Mass General) in Boston, Mass. has successfully implanted  its first Levacor™ Ventricular Assist Device (VAD).  Mass General is the fifth implanting site nationwide in the Levacor VAD Bridge-To-Transplant (BTT) Study. This is the eleventh implant with the Levacor VAD since the inception of the BTT study.
Dr. Thomas MacGillivray , cardiac surgeon and Mass General’s surgical Principal Investigator for the study commented, “Through the Levacor VAD Study we are able to offer late-stage heart failure patients another bridge-to-transplant treatment option.”

Mr. J. Alex Martin, WorldHeart's President and Chief Executive Officer added, “We are delighted that Mass General is now an active participating clinical site in the Levacor VAD BTT Study. This study provides access to next-generation blood pump technology for eligible heart-transplant candidates in the North-Eastern United States.”

About the Levacor VAD and World Heart Corporation
The Levacor VAD is the only fully magnetically levitated, bearingless, implantable centrifugal pump to move into clinical trial.  By using magnetic levitation to fully suspend a spinning rotor, the Levacor VAD's only moving part, the pump is designed to eliminate wear and to provide unobstructed clearances for blood flow across a wide range of operation.

WorldHeart is a developer of mechanical circulatory support systems based in Salt Lake City, Utah with additional facilities in Oakland, California, USA. WorldHeart's registered office is in Delaware, USA.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements relating to WorldHeart's BTT clinical study of the Levacor VAD, including those related to the timely enrollment of patients and centers in the study, those related to the implants of the Levacor VADs, the level of WorldHeart's clinical experience and clinical expertise of the participating centers, and the progress of WorldHeart's clinical development program.   Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: risks involved in the clinical trials of the Levacor VAD; risks in product development, regulatory approvals and market acceptance of and demand for WorldHeart's products; and other risks detailed in WorldHeart's filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Reports on Form 10-Q for the three months ended March 31, 2010 and June 30, 2010.

www.worldheart.com

SOURCE:   World Heart Corporation
Mr. Morgan Brown of World Heart Corporation, +1-801-303-4361